Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-190038

April 30, 2015

USA • Retail Investor • English • iPath BARClAYS Products Product Suites About iPath ETNs About Us Product Listing iPath:! Bloomberg Cocoa Subindex Total ReturnS”’ ETN Quick links • Search Enter CUSIP(Ticker/Underlyer Product Summary iPath® Bloomberg Cocoa Subindex Total ReturnSM ETN The iPathS Bloomberg Cocoa Subindex Total Returns”’ ETNs (the “ETNs”) are designed to provide exposure to the Bloomberg Cocoa Subindex Total ReturnSM (the “Index”), The ETNs are riskier than ordinary unsecured debt securities and have no principal protection. The ETNs are unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. Any payment to be made on the ETNs, including any payment at maturity or upon redemption, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. An investment in the ETNs involves significant risks, including possible loss of principal, and may not be suitable for all investors. The Index reflects the returns that are potentially available through an unleveraged investment in the futures contracts on cocoa. The Index currently consists of one futures contract on the commodity of cocoa which is included in the Bloomberg Commodity Index Total Returns”’ · Owning the ETNs is not the same as owning interests in the commodities futures contracts comprising the Index or a security directly linked to the performance of the Index. For additional information regarding the risks associated with the ETNs, please see Selected Risk Considerations below, Details Chart Summary Primary Exchange ETN Ticker Returns lntraday Indicative Value Ticker Bloomberg ETN Keystroke Bloomberg Index Ticker Investor Fee Rate CUSIP I SIN Inception Date f’l-1aturity Correia tions NYSE Area NIB NIB.IV1 NIB<EQUITY><GO> BC0~1CCTR 0, 70% per annum2 06739H313 US06739H3131 24 June 2008 24 June 2038 Market Indicators (as of 04/29/2015) Documentation Closing IndicatiVe Note Value ETNs outstanding a Prospetus a IV/Index History $38.28 464,300 Market Capitaliza tion3 $17,773,404 The performance quoted represents past performance and does not guarantee future results, Investment return and principal value of an investment will fluctuate so that an investment, when sold or redeemed may be worth more or less than the original cost. Current performance may be lower or higher than the performance quoted, See additional information below for how return figures are calculated, PAST PERFOR~IANCE IS NOT INDICATIVE OF FUTURE RESULTS 1. lntraday Indicative Value. The “intraday indicative value” meant to approximate the value of the ETNs during the current trading day by reference to the underlying index is calculated and published during the course of each trading day, The intraday indicative value is intended to provide investors with an approximation of the effect that intraday changes in the level of the underlying index would have on the closing indicative value of the ETNs. The intraday indicative value only reflects the accrued investor fee and other applicable costs at the close of business on the preceding day, but does not include any adjustment for the investor fee or applicable costs accruing during the course of the current day. For more information on how the intraday indicative value is calculated, please see the section “Valuation of the ETNs” in the prospectus relating to the ETNs. The intraday indicative value is provided for reference purposes only. It is not intended as a price or quotation, or as an offer or solicitation for the purchase, sale, redemption or termination of the ETNs, nor does it reflect hedging or transaction costs, credit considerations, market liquidity, or bid-offer spreads. Published index levels from the sponsors of the indices underlying the ETNs may occasionally be subject to delay or postponement. Any such delays or postponements will affect the level of the index and therefore the intraday indicative value of the ETNs. Index levels provided by the sponsors of the indices underlying the ETNs do not necessarily reflect the depth and liquidity of the underlying markets for the index components. For this reason and others, the actual trading price of the ETNs may be different from their intraday indicative value, 2, The investor fee rate per ETN is equal to 0.70% per year. The investor fee on the inception date was equal to zero. On each subsequent calendar day until maturity or early redemption, the investor fee will be equal to: (1) the Investor Fee Rate limes (2) the principal amount of your ETNs limes (3) the applicable index factor on that day (or, if such day is not a trading day, the Index Factor on the immediately preceding trading day) divided by (4) 365. The Index Factor on any given day will be equal to the closing value of the Index underlying the ETNs on that day divided by the Initial Index Level. The Initial Index Level for this series of iPath ETNs is the closing value of the Index underlying the ETNs on the Inception Date. 3, J’l-1arket Capitalization= Closing Indicative Note Value x ETNs Outstanding Selected Risk Considerations An investment in the iPath ETNs described herein (the “ETNs”) involves risks, including possible loss of principal, and may not be suitable for all investors. Selected risks are summarized here and select product specific risk factors are summarized under “Select Risk Considerations” on the relevant product pages, but \’Je urge you to read the more detailed explanation of risks described under “Risk Factors” in the applicable product prospectus. You May lose Some or All of Your Principal: The ETNs are exposed to any decrease in the level of the underlying index between the inception date and the applicable valuation date, Additionally, if the level of the underlying index is insufficient to offset the negative effect of the investor fee and other applicable costs, you will lose some or all of your investment at maturity or upon redemption, even if the value of such index level has increased or decreased, as the case may be. Because the ETNs are subject to an investor fee and other applicable costs, the return on the ETNs will always be lower than the total return on a direct investment in the index components, The ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Credit of Barclays Bank PLC: The ETNs are unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. Any payment to be made on the ETNs, including any payment at maturity or upon redemption, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC will affect the market value, if any, of the ETNs prior to maturity or redemption. In addition, in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the ETNs, Issuer Redemption: Barclays Bank PLC will have the right to redeem your ETNs (in whole but not in part) at its sole discretion and without your consent on any issuer redemption date on or after April 30, 2015 until and including maturity, J’l-1arket and Volatility Risk: The prices of physical commodities, including the commodities underlying the index components, can fluctuate widely due to supply and demand disruptions in major producing or consuming regions, Additionally, the market value of the ETNs may be influenced by many unpredictable factors including changes in supply and demand relationships, governmental policies and economic events. Concentration Risk: Because the ETNs are linked to an index composed of futures contracts on a single commodity or in only one commodity sector, the ETNs are less diversified than other funds, The ETNs can therefore experience greater volatility than other funds or investments, A Trading Market for the ETNs May Not Develop: Although the ETNs are listed on a U.S, national securities exchange, a trading market for the ETNs may not develop and the liquidity of the ETNs may be limited, as we are not required to maintain any listing of the ETNs, No Interest Payments from the ETNs: You may not receive any interest payments on the ETNs. Restrictions on the Ninimum Number of ETNs and Date Restrictions for Redemptions: You must redeem at least 30,000 ETNs of the same series at one time in order to exercise your right to redeem your ETNs on any redemption date, You may only redeem your ETNs on a redemption date if we receive a notice of redemption from you by certain dates and times as set forth in the product prospectus. Uncertain Tax Treatment: Significant aspects of the tax treatment of the ETNs are uncertain, You should consult your own tax advisor about your own tax situation, Barclays Bank PLC has filed a registration statement (including a prospectus) \’lith the SEC for the offering to \’Jhich this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed \’lith the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free l-877-764-7284, or you may request a copy from any other dealer participating in the offering. BlackRock Investments, LLC assists in the promotion of the iPath ETNs. The ETNs may be sold throughout the day on the exchange through any brokerage account. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of ETNs, “BioombergS”, “Bloomberg Commodity Indexs”1”, “Bloomberg Commodity Index Total Returns”’”, “Bloomberg Cocoa Subindex Total Returns”’” and “BCOM” are service marks of Bloomberg Finance L.P. and its affiliates (collectively, “Bloomberg”) and have been licensed for use for certain purposes by Barclays Bank PLC. Any ETNs based on the Bloomberg Commodity Indices are not sponsored, endorsed, sold or promoted by Bloomberg, UBS AG, UBS Securities LLC (“UBS”), or any of their subsidiaries or affiliates, None of Bloomberg, UBS AG, UBS Securities or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparties to the ETNs or any member of the public regarding the advisability of investing in securities or commodities generally or in the ETNs particularly. © 2015 Barclays Bank PLC, All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC, All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners, NOT FDIC INSURED • NO BANK GUARANTEE • MAY LOSE VALUE Products Product Suites About iPath ETNs About Us .. 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